Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2006, relating to the financial statements of Altus Pharmaceuticals, Inc. appearing in the Annual Report on Form 10-K of Altus Pharmaceuticals Inc. for the year ended December 31, 2005.
Deloitte & Touche llp
Boston, Massachusetts
May 23, 2006